EXHIBIT 99.3  Press release issued March 25, 1998



AVITAR, INC. TO BE QUOTED ON THE OTC BULLETIN BOARD


CANTON, Mass.--March 25, 1998--Avitar, Inc. (OTC Bulletin Board: AVIT) announced today that the Company had been notified after the close of trading yesterday that its stock would no longer be traded on The Nasdaq SmallCap Market, but would instead be quoted on the NASD OTC Bulletin Board. in a letter, the NASD indicated that 15 current market makers will continue to trade Avitar's stock.

Peter P. Phildius, Avitar's Chairman & CEO stated, "The business prospects of the Company continue to improve and management is dedicated to increasing the long-term value to the Company's shareholders. While we would have preferred to remain on the Nasdaq SmallCap Market, we believe that with the relatively large number of market-makers in our stock, liquidity for our shareholders will continue to be maintained. As has been our practice, we will continue to file annual and quarterly reports with the SEC and to make available to our shareholders information relating to the Company. We have established a web site at www.avitarinc.com and will become more active on the internet to assure dissemination of information to our shareholders."

Avitar, Inc. designs, develops, manufactures and markets healthcare products and services including a proprietary line of polyurethane wound care dressings and rapid diagnostic test products.

"Safe Harbor" statement under the Private Securities Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, as are detailed from time to time in the Company's fillings with the Securities and Exchange Commission.

CONTACT: Avitar, Inc.
Peter Phildius, Chairman of the Board   781/821-2440
Jay Leatherman, Chief Financial Officer 781/821-2440